Exhibit 99.1

Eastern American Natural Gas Trust

Eastern American Natural Gas Trust Confirms Recommendation that Unitholders Reject Ensource Exchange Offer

Eastern American Natural Gas Trust

JPMorgan Chase Bank, N.A., Trustee	News
Release

For Immediate Release

Austin, Texas – December 21, 2005 – EASTERN AMERICAN NATURAL GAS TRUST (NYSE-NGT) announced today that it has reviewed the letter dated December 14, 2005 Ensource Energy Income Fund LP has sent to Trust Unitholders, and that the Trust confirms its previous recommendation that unitholders not tender their Trust units to Ensource.

The Trust does not believe that the December 14 letter from Ensource changes the terms of Ensource’s offer to the unitholders.  The Trust does believe that unitholders should be aware of the following matters relating to the December 14 letter from Ensource:

•                  Documents included with a filing Ensource has made with the SEC indicate that Ensource has doubled the amount it is offering to pay directly to brokers for units tendered from $0.25 per unit tendered to $0.50 per unit tendered. The Trust believes that unitholders should be aware of the amount Ensource is offering to pay to the unitholders’ brokers for tendered units.  The Trust also believes that unitholders should understand that Ensource is offering to make these payments directly to the brokers for units tendered to Ensource, not to the unitholders.

•                  The Ensource letter asserts that Ensource would have a distribution policy with “Minimum quarterly distributions of $0.50 per unit, or $2.00 per year”.  The Trust notes that the Ensource Prospectus states clearly that there actually is no assurance of any level of distributions.  The Trust also notes that the Ensource Prospectus discusses 26 reasons that Ensource might not be able to make distributions at any particular level.

•                  The Ensource letter also offered a “Comment on the Trustee”, in which Ensource stated that “between now and 2013, they stand to earn fees associated with management of the Trust in excess of $750,000 – regardless of the Trust’s performance.”  As previously disclosed in the Trust’s periodic filings with the SEC, the Trustee’s fee is $108,000 per year.  The letter does not mention that the management fee Ensource intends to charge is $600,000 per year, and does not discuss the other fees and expenses that would result if the Ensource merger were completed.

The Trust recommends that any unitholder considering the Ensource offer review the Ensource Prospectus, as well as the Schedule 14D-9 prepared by the Trust, carefully.

As previously disclosed by the Trust, the Trust has filed a Statement on Schedule 14D-9 with the Securities and Exchange Commission, in which, based in part on the opinion of the independent financial advisor, the Trust recommends that unitholders not tender their Trust units.  The Trust has mailed copies of the Schedule 14D-9, including a copy of the opinion of the independent financial advisor, to unitholders of record on November 25, 2005.  Any unitholder may also obtain a copy by contacting MacKenzie Partners, Inc. toll-free at 1-800-322-2885.  Unitholders may also call MacKenzie Partners with questions about the Ensource offer or the Trust’s recommendation regarding that offer, or for assistance with the mechanics of responding to the Ensource offer.

Eastern American Natural Gas Trust is a grantor trust, which holds net profit interests in approximately 650 producing gas wells located in West Virginia and Pennsylvania.  The Trust depository units include an interest in United States Treasury obligations with a face value of $20.00 per depository unit at maturity in 2013.

An investment in Units issued by Eastern American Natural Gas Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2004, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, and all of its other filings with the Securities and Exchange Commission.  The Trust’s annual, quarterly and other filed reports, including the Schedule 14D-9 described in this press release, are available over the Internet at the SEC’s web site at http://www.sec.gov.

Contact:                                                Eastern American Natural Gas Trust

JPMorgan Chase Bank, N.A., as Trustee

Institutional Trust Services

Mike Ulrich

1(800) 852-1422

(512) 479-2562